Exhibit 5.1

NELSON MULLINS	NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
One Post Office Square, 30th Floor Boston, MA 02109 T 617.217.4700 F 617.217.4710 nelsonmullins.com

August 13, 2020

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852

Re:     Registration Statement on Form S-3 of Enterprise Bancorp, Inc.

Ladies and Gentlemen:

We have acted as Massachusetts special counsel to Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”) in connection with a Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 393,672 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for issuance and sale by the Company in accordance with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), the prospectus for which is included in the Registration Statement (the “Prospectus”). This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K promulgated under the Act.

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinion set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

•
the Restated Articles of Organization filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 10, 2013, the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2017, and the Articles of Amendment filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2018;

•	the Amended and Restated Bylaws of the Company, dated January 15, 2013 and filed as Exhibit 3.2 to the Company’s Form 8-K filed with the Commission on January 22, 2013;

•	resolutions adopted by the Company’s board of directors deemed by us to be relevant to this opinion letter;

•	the Registration Statement, including the Prospectus contained therein;

•	the Plan;

•	a certificate of the Company’s officers; and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon and subject to the foregoing, we hereby advise you that in our opinion, when the Shares shall have been issued as authorized by the Company in accordance with the Plan, and when appropriate certificates representing the Shares shall have been duly executed and have been registered and issued by the Company’s registrar or, if applicable, when book entry shares shall have been duly registered on the books of the Company’s transfer agent and registrar, upon receipt of the consideration to be received therefor (and provided that the Board of Directors of the Company shall have determined that such consideration is adequate), the Shares will be validly issued, fully paid, and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; or (iv) any laws except the Massachusetts Business Corporation Act, as amended (including the statutory provisions, all applicable provisions of the Massachusetts constitution, and reported judicial decisions interpreting the foregoing), as of the date hereof. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each of the Shares registered under the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered effective as of the effective date of the Registration Statement. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
                                        /s/ Nelson Mullins Riley & Scarborough, LLP

Nelson Mullins Riley & Scarborough, LLP